Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TRACON Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, to be issued pursuant to the Amended and Restated 2015 Equity Incentive Plan	Other(2)	1,156,262(4)	$1.51(2)	$1,745,956	0.00011020	$193
Equity	Common Stock, $0.001 par value per share, to be issued pursuant to the Amended and Restated 2015 Employee Stock Purchase Plan	Other(3)	231,252(5)	$1.28(3)	$296,812	0.00011020	$33
Total Offering Amounts					$2,042,768		—
Total Fee Offsets							—
Net Fee Due							$226

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional shares of the registrant’s common stock, par value $0.001 (the “Common Stock”), as may be issued as a result of an adjustment to the shares by reason of a stock split, stock dividend or similar capital adjustment, as required by the plans.

(2)

Estimated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on March 3, 2023.

(3)

Estimated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on March 3, 2023, multiplied by 85%.

(4)

Represents 1,156,262 shares of Common Stock that were automatically added to the shares authorized for issuance under the TRACON Pharmaceuticals, Inc. Amended and Restated 2015 Equity Incentive Plan, as amended June 28, 2021 (the “2015 EIP”), on January 1, 2023, pursuant to an “evergreen” provision contained in the 2015 EIP. Pursuant to such provision, on January 1 of each year until (and including) January 1, 2031, the number of shares authorized for issuance under the 2015 EIP is automatically increased by a number equal to: (a) 5.0% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of Common Stock that may be determined each year by the registrant’s board of directors that is less than the preceding clause (a).

(5)

Represents 231,252 shares of Common Stock that were automatically added to the shares authorized for issuance under the TRACON Pharmaceuticals, Inc. Amended and Restated 2015 Employee Stock Purchase Plan, as amended June 10, 2021 (the “2015 ESPP”), on January 1, 2023, pursuant to an “evergreen” provision contained in the 2015 ESPP. Pursuant to such provision, on January 1 of each year until (and including) January 1, 2031, the number of shares authorized for issuance under the 2015 ESPP is automatically increased by a number equal to the least of: (a) 1.0% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 250,000 shares of Common Stock; or (c) a number of shares of Common Stock that may be determined each year by the registrant’s board of directors that is less than the preceding clauses (a) and (b).